FOR IMMEDIATE RELEASE

DARLING INTERNATIONAL TO LIST ON NEW YORK STOCK EXCHANGE

    Irving, Texas, October 9, 2007:  Darling International Inc. (AMEX: DAR) announced today that it has filed an application to transfer the listing of its common stock to the New York Stock Exchange (NYSE) from the American Stock Exchange (AMEX) where the shares are currently listed.  Pending approval of the application, the Company anticipates that its common stock will begin trading on the NYSE by the end of October 2007, under the symbol “DAR.”  Until that time, the Company’s common stock will continue to trade on the AMEX.

    “Listing on the New York Stock Exchange is another significant milestone for our company,” said Randall Stuewe, Chairman and Chief Executive Officer of Darling International.  “We believe that this move will benefit our stockholders by increasing visibility among investors and analysts.”

    Darling International Inc. is the largest publicly traded, food processing by-products recycling company in the United States. The Company recycles used restaurant cooking oil and by-products from the beef, pork and poultry processing industries into useable products such as tallow, feed-grade fats, meat and bone meal, and hides. These products are primarily sold to agricultural, leather and oleo-chemical manufacturers around the world.  In addition, the Company provides grease trap collection services and sells equipment to restaurants.

    This release contains forward-looking statements which may involve known, and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by these statements.  The Company cautions investors not to place undue reliance on forward-looking statements, which speak only to management's expectation on this date.

    For more information, please visit http://www.darlingii.com.

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